EXHIBIT 24.1


                        RESIDENTIAL ACCREDIT LOANS, INC.


                                POWER OF ATTORNEY

               KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Diane S. Wold as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (including his capacity as director and/or officer of Residential Accredit Loans, Inc. (the "Registrant")) to sign any or all amendments (including post-effective amendments) to the Registration Statement on Form S-3 to be filed by the Registrant on or about December 12, 2002, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as might or could be done in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


           SIGNATURE                    TITLE                            DATE

//s// Bruce J. Paradis    Director, President and Chief      December 12, 2002
Bruce J. Paradis          Executive Officer
                          (Principal Executive Officer)

//s// Davee L. Olson      Director and Chief Financial       December 12, 2002
Davee L. Olson            Officer (Principal Financial
                          Officer)

//s// David. C. Walker    Director                           December 12, 2002
David C. Walker

//s// Jack R. Katzmark    Controller (Principal Accounting   December 12, 2002
Jack R. Katzmark          Officer)


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